Exhibit 10.1
STOCK PURCHASE AGREEMENT
FOR THE
PURCHASE AND SALE OF
ALL OUTSTANDING SHARES OF
CAPITAL STOCK OF
WATERS MEDICAL SYSTEMS, INC.
DATED AS OF JULY 24, 2007
BETWEEN
ZAREBA SYSTEMS, INC.
AND
HOLDING GC, INC.

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of July 24, 2007, is entered by and between Zareba Systems, Inc., a Minnesota corporation (the “Seller”), and Holding GC, Inc., a Delaware corporation (“Buyer”).
WITNESSETH:
     WHEREAS, Seller is the record and beneficial owner of all of the issued and outstanding common stock, par value $.01 per share (the “Shares”), of Waters Medical Systems, Inc., a Minnesota corporation (“Waters”), and desires to sell the Shares to Buyer, and Buyer desires to purchase the Shares from Seller upon the terms and subject to the conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, conditions and promises hereinafter contained, the parties hereto hereby agree as follows:
ARTICLE I DEFINITIONS
The following terms, as used herein, shall have the following meanings:
“Accrued PTO” shall mean all accrued but unpaid hours of paid time off of the Waters Employees up to and including the Closing Date.
“Adverse Rights” shall mean any and all covenants, conditions, restrictions, voting trust arrangements, liens, charges, pledges, encumbrances, security interests and adverse claims or rights of any nature whatsoever.
“Affiliate” shall mean any person referred to under Item 404(a)(1)-(4) of Regulation S-K under the Securities Act. “Affiliates” shall mean collectively every Affiliate of a party.
“Buyer” shall have the meaning set forth in the Preamble.
“Closing” shall mean the closing of the purchase and sale of the Shares hereunder.
“Closing Date” shall mean the date of the Closing.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Common Stock” shall mean the shares of common stock, par value $.01 per share, of Waters.
“E+E” shall have the meaning set forth in Section 2.04(a) hereof.

“E+E Audited Balance Sheet” shall have the meaning set forth in Section 2.04(a) hereof.
“Employee Benefit Programs” shall mean together the Employee Pension Benefit Plans and the Employee Welfare Benefit Plans.
“Employee Pension Benefit Plans” shall have the meaning set forth in Section 3.17(c) hereof.
“Employee Welfare Benefit Plans” shall have the meaning set forth in Section 3.17(c) hereof.
“Environmental Requirements” shall mean all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans and authorizations of all governmental agencies, departments, commissions, boards, bureaus or instrumentalities of the United States, states and political subdivisions thereof relating to the protection of human health or the environment and all applicable judicial and administrative and regulatory decrees, judgments and orders relating to the protection of human health or the environment.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“FDA” shall mean the United States Food and Drug Administration.
“Final Closing Balance Sheet” shall have the meaning set forth in section 2.04 hereof.
“Financial Statements” shall mean (i) Waters’ unaudited balance sheet as at June 30, 2006, its unaudited statement of operations for the twelve-month period ending June 30, 2006, (ii) its interim unaudited balance sheet as at March 31, 2007, its unaudited statement of operations for the nine-month period ending on March 31, 2007, (iii) its unaudited balance sheet as at June 30, 2007, and its unaudited statement of operations for the twelve-month period ending June 30, 2007, and (iv) its unaudited balance sheet as at July 31, 2007, and its unaudited statement of operations for the one-month period ending July 31, 2007.
“Hazardous Materials” shall mean any chemical substance: (A) the presence of which requires investigation or remediation under existing common law or any federal, state or local statute, regulation, ordinance, order, action or policy; (B) which is or becomes defined as a “hazardous waste” or “hazardous substance” under any existing federal, state or local statute, regulation or ordinance or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act or the Resource Conservation and Recovery Act; (C) the presence of which on adjacent properties constitutes a trespass by Seller or

Waters; (D) which contains gasoline, diesel fuel or other petroleum hydrocarbons; or (E) which contains asbestos.
“Income Taxes” shall mean all federal, state, local and foreign income or gross receipts taxes, alternative or add-on minimum taxes, together with any interest or penalty thereon.
“Insurance Policies” shall have the meaning set forth in Section 3.16 hereof.
“Intercompany Account” shall have the meaning set forth in Section 6.04 hereof.
“IRS” shall mean the United States Internal Revenue Service.
“Knowledge of Seller”, “knowledge of Waters”, “knowledge of Seller and/or Waters”, “to the knowledge of Seller”, “to the knowledge of Waters”, “to the knowledge of Seller and/or Waters” or the like means the actual personal knowledge of Messrs. Gerald W. Grabowski, Jeffrey Mathiesen or Douglas E. King, but otherwise without inquiry or investigation.
“Leased Property” shall mean the real property located at 2112 15th Street, NW, Rochester, Minnesota, currently leased by Seller.
“Loss” and “Losses” shall mean, in connection with an indemnity obligation of Seller, all losses, damages, obligations, liabilities, fees and expenses (including, without limitation, amounts paid in settlement, reasonable attorneys’ fees and costs of investigation) incurred by Buyer.
“Manufacturing Data” shall mean all designs, models, plans, electric and engineering plans and any other related data used by Waters to manufacture or assemble a specific product.
“Material Adverse Effect” shall mean a material adverse effect on the business, assets, financial condition or results of operations of Waters taken as a whole.
“Net Assets” shall mean Waters’ total assets (excluding cash and Intercompany Account) minus Waters’ total current liabilities.
“Other Taxes” shall mean all taxes, charges, fees, customs duties, levies or other assessments including, without limitation, property, transfer, occupation, service, license, payroll, franchise, excise, withholding, ad valorem, severance, stamp, premium, windfall profit, employment or other tax, governmental fee or like assessment or charge of any kind whatsoever, together with any interest or penalty, other than Income Taxes and Sales and Use Taxes.

“Patent” shall mean the United States patent No. 5,963,335 filed with the United States Patent and Trademark Office on June 24, 1998.
“Planned Dividend” shall have the meaning set forth in Section 6.04 hereof.
“Private Consents” shall have the meaning set forth in Section 3.07 hereof.
“Proprietary Rights” shall have the meaning set forth in Section 3.14 hereof.
“Purchase Price” shall have the meaning set forth in Section 2.01 hereof.
“Sales and Use Taxes” shall mean all sales and use taxes, together with any interest or penalty thereon.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller” shall have the meaning set forth in the Preamble.
“Seller’s Closing Balance Sheet” shall mean have the meaning set forth in Section 2.04(a) hereof.
“Shares” shall have the meaning set forth in the first recital hereof.
“Special Environment Indemnity” shall have the meaning set forth in Section 7.01(d) hereof.
“Special ERISA Indemnity” shall have the meaning set forth in Section 7.01(b) hereof.
“Special Individual Threshold” shall mean with respect to the Special ERISA Indemnity and the Special Environment Indemnity an individual Loss in an amount less than $5,000.00.
“Special Stock and Assets Indemnity” shall have the meaning set forth in Section 7.01(c) hereof.
“Special Tax Indemnity” shall have the meaning set forth in Section 7.01(a) hereof.
“Tail Insurance” shall have the meaning set forth in Section 5.03 hereof.
“Taxes” shall mean, collectively, Income Taxes, Sales and Use Taxes and Other Taxes.

“Tax Return” shall include any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.
“Third Party Claim” shall have the meaning set forth in Section 7.03(b) hereof.
“Waters” shall have the meaning set forth in the first recital hereof.
“Waters Employees” shall mean the employees listed on Schedule 1 only.
“Waters Employees Compensation Liabilities” shall mean the value of all Accrued PTO of Waters Employees who accept employment by Buyer or Waters after the Closing Date.
“Wells Fargo” shall mean Wells Fargo Bank, National Association.
“Wells Fargo Release Letter” shall mean the letter of Wells Fargo, dated July 22, 2007, and agreed to and executed by Seller, Zareba Security, Inc., Buyer and Buyer’s counsel.
ARTICLE II PURCHASE AND SALE
Section 2.01. Purchase and Sale.
     Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Shares free and clear of any Adverse Rights, representing 100% of the issued and outstanding shares of capital stock of Waters. The purchase price for the Shares shall be US$5,000,000 (the “Purchase Price”).
Section 2.02. Closing.
     (a) The Closing hereunder shall take place at the offices of Abitbol & Cherry LLP, 545 Fifth Avenue, Suite 640, New York, New York on August 1, 2007, provided, that the conditions set forth in Articles IX and X (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions as provided herein) shall have been satisfied, or at such other time (not later than August 3, 2007) and place as Buyer and Seller may agree.
     (b) At the Closing, Seller shall deliver to Buyer, free and clear of any Adverse Rights, certificate #01 for the Shares, in genuine and unaltered form, duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto.
     (c) The Purchase Price shall be paid, at the Closing, by Buyer to Seller in immediately available funds by wire transfer in United

States dollars to an account designated by Seller by notice to Buyer not later than two business days prior to the Closing Date.
     (d) At the Closing, Seller shall also deliver to Buyer the opinion, certificates, contracts, documents and other instruments to be delivered under Article IX.
     (e) At the closing, Buyer shall deliver to Seller the documents to be delivered under Article X, if any.
Section 2.03. Post-Closing Adjustment. Subsequent to the Closing Date and within ten business days of Buyer’s and Seller’s receipt of the E+E Audited Balance Sheet or the Final Closing Balance Sheet, as the case may be, Seller shall pay to Buyer a sum equal to the difference, if any, between (i) $601,000.00 and (ii) the Net Assets set forth in Seller’s Closing Balance Sheet or the Final Closing Balance Sheet, as the case may be; it being understood that no such payment shall be due if the value of the Net Assets in either said Closing Balance Sheet is equal to or greater than $575,000.00. This post-closing adjustment determined pursuant to this Section 2.03 and Section 2.04 hereof shall be Buyer’s sole remedy respecting any matter relevant to the value of the Net Assets.
Section 2.04. Procedure for Post-Closing Adjustment.
     (a) As promptly as practicable after the Closing Date and in no event later than September 15, 2007, Seller shall deliver to Buyer Waters’ unaudited balance sheet as at July 31, 2007 (the “Seller’s Closing Balance Sheet”) and a certificate signed by Seller’s President setting forth Seller’s calculation of the Net Assets based on such Seller’s Closing Balance Sheet. The Seller’s Closing Balance Sheet shall (i) fairly present Waters’ financial position as at the close of business on July 31, 2007, and (ii) have been prepared on a consistent basis with, and using assumptions and methodologies consistent with those used in, Waters’ previous Financial Statements, as the same were tested and concurred with by Esposito + Emr, Inc., Buyer’s independent certified accountants (“E+E”) in connection with their audit of Waters’ balance sheet as at March 31, 2007 (the “E+E Audited Balance Sheet”).
     (b) Upon delivery of Seller’s Closing Balance Sheet, Seller shall permit E+E to review Seller’s Closing Balance Sheet and shall make available to them all work papers, memoranda, schedules, other documents and information used by Seller in preparing such Seller’s Closing Balance Sheet. E+E shall verify that Seller’s Closing Balance Sheet was prepared on a basis consistent with the E+E Audited Balance Sheet and using assumptions and methodologies consistent with those used by Waters and tested and concurred with by E+E in the preparation of the E+E Audited Balance Sheet. Notwithstanding the foregoing, if a line item appears on the Seller’s Closing Balance Sheet for a liability, which did not exist in the E+E Audited Balance Sheet, E+E shall be authorized to perform an audit with respect to such new liability.
     (c) Buyer shall notify Seller if, pursuant to such review or audit, as the case may be, E+E shall have determined that the Seller’s Closing Balance Sheet (A) was not prepared in accordance with the parameters set forth in the second sentence of paragraph (b) above and (B) Waters’ departure from such parameters results in an overstatement of the Net Assets on the Seller’s Closing Balance Sheet to an amount greater than $575,000.00 when they otherwise would have been less than $575,000.00. If Seller does not agree with E+E’s determination and Buyer and Seller cannot agree on a value of the Net Assets within 30 days of Buyer’s notification, Buyer shall appoint a third independent certified accountants firm, reasonably acceptable by Seller, to make its own determination whether, based on the documentation provided to E+E (and any other information provided to E+E), Seller’s Closing Balance Sheet was prepared on a basis consistent with the E+E Audited Balance Sheet and using assumptions and methodologies consistent with those used by Waters and tested and concurred with by E+E in the preparation of the E+E Audited Balance Sheet. Such determination shall be final (the “Final Closing Balance Sheet”) and binding upon both parties. Buyer shall pay the fees and expenses of the third independent certified accountants firm.
ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLER
For the purpose of inducing Buyer to purchase the Shares and pay the Purchase Price, Seller hereby represents and warrants to Buyer as follows:
Section 3.01. Ownership of Shares. Seller is the sole owner of the Shares. Seller has good and marketable title to the Shares, free and clear of any and all Adverse Rights, except for the lien of Wells Fargo, which lien shall be released on the Closing Date pursuant to the Wells Fargo Release Letter. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and marketable title to the Shares, free and clear of any and all Adverse Rights.
Section 3.02. Organization and Good Standing. (a) Each of Seller and Waters is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Seller has all requisite corporate power and authority to own and hold the Shares. Waters has all requisite corporate power and authority to own, lease and operate the assets it purports to own, lease or operate and to carry on its business as it is now being conducted.
     (b) Waters is qualified to do business in the State of Minnesota and every other jurisdiction in which the nature of business transacted by it or the character of the assets owned or leased by it requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect.

Section 3.03. Capitalization. Waters’ authorized capital stock consists of 50,000,000 shares of Common Stock of which 1,000 shares are issued and outstanding and are owned by Seller. All of the Shares have been duly authorized and validly issued, and are fully paid and non-assessable. There are no outstanding securities convertible into or exchangeable for, or any outstanding warrants, calls, options or other agreements or commitments for the issuance, sale or delivery of, any shares of Waters’ capital stock or any securities so convertible or exchangeable.
Section 3.04. No Other Agreements to Sell the Shares, Capital Stock or Assets. Neither Seller or Waters is a party to any legal obligation or arrangement, absolute or contingent, to any other person or entity to sell any of Waters’ assets, shares of capital stock or the Shares or any part thereof, other than sales of inventory in the ordinary course of Waters’ business, or to sell or place any restriction on the transfer of any of the Shares, or to effect any merger, consolidation or other reorganization of Waters or to enter into any agreement with respect thereto.
Section 3.05. Authorization, Execution and Delivery. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby are within Seller’s corporate powers and have been duly authorized by all necessary corporate action on Seller’s part. No approval of Seller’s shareholders is required to consummate the transactions contemplated hereby and, with respect to Seller, to perform its obligations hereunder. This Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.
Section 3.06. Governmental Approvals and Filings; Permits and Licenses. (a) Except as set forth in Schedule 3.06 (a), no consent or approval of, authorization or permit from, declaration or notification to, or filing with, any governmental or regulatory authority or agency is required in order (i) to permit Seller to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby, (ii) to prevent the termination of any right, privilege, license or agreement of Waters, or to prevent any loss to Waters, by reason of the Closing of the transactions contemplated by this Agreement or (iii) to allow Waters to conduct its business following the Closing as currently conducted.
     (b) Schedule 3.6 (b) sets forth all of the Federal, state, and local or other governmental permits, licenses and similar authorizations given or granted to Seller and/or Waters, in effect on the date hereof and required for Waters to operate its business as currently conducted. With respect to such permits, licenses and similar authorizations required to be assigned to Buyer, Seller is not aware of any reason why Seller should not be able to obtain any required consent, approval, authorization or permit for assignment to Buyer. Seller or Waters has complied in all material respects with all conditions or requirements imposed by such permits and licenses, and neither Seller or Waters has received any notice of cancellation or termination of, nor, to the knowledge of Seller, no governmental or regulatory authority or agency intends to cancel or terminate, any of such permits and licenses.
Section 3.07. No Conflict. Except for the obtaining of such consents and waivers as are specifically contemplated by this Agreement or are listed and described in Schedule 3.07 to this Agreement (the “Private Consents”), none of the execution, delivery or performance of this Agreement by Seller, or the consummation by Seller of the transactions contemplated hereby does or will (a) conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Seller or Waters; (b) conflict with, result in a breach, violation of, or default (or an event which with notice or lapse of time or both would become a default) under, or give any third party any right to terminate, modify, cancel or accelerate the performance required by, any of the terms, conditions or provisions of, or require the consent of any third party to, any note, bond, mortgage, indenture, deed of trust, license, permit, loan agreement, lease, sublease or other material agreement or obligation to which Seller or Waters is a party, or by which any of them is bound or to which any of their assets may be subject; (c) give rise to a declaration or imposition of any Adverse Rights of any nature whatsoever upon the Shares or any Adverse Rights upon any of the assets of Waters; (d) violate or conflict with any writ, injunction, order, arbitration award, judgment or decree applicable to Seller or Waters or to which any of their assets is subject; (e) violate or conflict with any rule or regulation applicable to Seller or Waters; or (f) have an adverse effect on any of the permits, licenses or other authorizations listed on Schedule 3.6(b).
Section 3.08. Certificate of Incorporation and Bylaws. Seller has delivered to Buyer copies of Waters’ Certificate of Incorporation and Bylaws, including all amendments thereto, which are complete and correct copies of such instruments as presently in effect.
Section 3.09. Financial Statements. Seller has heretofore furnished Buyer with the Financial Statements. The Financial Statements:
     (a) are accurate, complete and have been prepared in accordance with the books and records of Waters and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved;
     (b) the balance sheets contained in the Financial Statements present fairly the financial position of Waters as of the respective dates thereof; and

     (c) the statements of operations contained in the Financial Statements present fairly the results of operations of Waters for the respective periods indicated therein.
Section 3.10. Interim Operations. Except as set forth in Schedule 3.10, since March 31, 2007, Waters’ business has been conducted in the ordinary course in a manner consistent with past practice and there has not been: (a) to the knowledge of Seller, any event that constitutes or is reasonably likely to result in a Material Adverse Effect; (b) any declaration or payment of any dividends by Waters except the Planned Dividend; (c) any sale or transfer by Waters of any assets, except sales of inventory in the ordinary course of business and transactions reflected in the Intercompany Account, or any cancellation of any debts or c1aims; (d) any mortgage, pledge or subjection to any lien, charge or encumbrance of any kind on any assets of Waters; (e) any material modification, amendment or termination of any material contract or agreement to which Waters is a party; (f) any increase in, or commitment to increase, the compensation payable or to become payable to any Waters’ Employee or any officer, director, or other agent of Waters or any bonus paid to or similar arrangement made with any such person; or (g) any material alteration in the accounting practices or principles applicable to the Financial Statements. The elimination of the Intercompany Account and the payment of the Planned Dividend shall not create any obligation or liability of any nature whatsoever on Buyer.
Section 3.11. Subsidiaries. Waters does not have any subsidiaries.
Section 3.12. Properties. Waters does not own any real property.
Section 3.13. Leased Properties. (a) Waters does not formally lease any real property, but Waters uses with permission of Seller the Leased Property and Waters’ books and records reflect that Waters bears the full cost of the lease respecting the Leased Property with the same effect as if Waters was the lessee of the Leased Property.
     (b) The Leased Property constitutes all the real estate necessary for the operation of Waters’ business as presently conducted; provided, however, that Buyer understands that certain administrative functions are provided by Seller from Seller’s principal executive office. Seller has a valid leasehold interest in the Leased Property. A true, complete and correct copy of the lease agreement currently understood by the landlord, Seller and Waters to be in effect with respect to the Leased Property has been delivered to Buyer. The lease with respect to the Leased Property is in full force and effect and is valid and enforceable in accordance with its terms against the parties thereto, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity. All payment for rent and additional rent due under such lease has been duly and timely paid in accordance with the terms of such lease and all other material obligations of Seller thereunder have been satisfied in accordance with the terms thereof. Neither Seller or Waters is in default with respect to any material term or condition of such lease, nor, to the knowledge of Seller, has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder by Seller or Waters or would cause the acceleration of any obligation of Seller or Waters with respect to the Leased Property, affect or result in the questioning of the rights of Seller or Waters to the continued possession of the Leased Property or create a lien or encumbrance upon Seller’s and/or Waters’ leasehold interest in the Leased Property. Seller shall cooperate with Buyer to (i) obtain from the Leased Property’s landlord consent to the assignment of the lease to Buyer or (ii) consent to a sublease of the Leased Property from Seller to Buyer.
     (c) Neither Seller or Waters has received any written notice that Seller or Waters is in violation of any building code, zoning ordinance or similar law or regulation applicable to the Leased Property, and, to the knowledge of Seller, there is no present plan, study or effort by any governmental authority or agency or any private party or entity which in any way affects or would affect the continuation of Waters’ current use of and activities on the Leased Property.
     (d) The Leased Property is in good condition, ordinary wear and tear excepted, and has been maintained by Seller or Waters materially in accordance with the terms and conditions of the lease therefor. To Seller’s knowledge, no repair, whether structural or other, needs to be performed to permit Waters lawfully to conduct its business in the Leased Property.
Section 3.14. Proprietary Rights. Set forth in Schedule 3.14 is a list and brief description or identification of all Proprietary Rights of Waters. Except as set forth in Schedule 3.14, (a) Waters owns or possesses adequate licenses or other valid rights to use all (i) United States patents, trademarks, trade names, trade secrets, copyrights, service marks and applications therefor, and domain names and (ii) all computer and electronic processing programs and software which are currently used by Waters in its business (the assets described in clauses (i) and (ii) are hereinafter referred to as the “Proprietary Rights”); (b) the validity of the Proprietary Rights and of Waters’ title thereto (x) is not being questioned in any litigation or dispute to which Seller, Waters or any subsidiary of Seller is a party, nor, to the knowledge of Seller, is any such litigation or dispute threatened, and (ii) has not been questioned in any litigation or dispute to which Seller, Waters or any such subsidiary was a party. The consummation on the Closing Date by Seller of the transactions contemplated hereby will not result in the loss by Waters or impairment in Waters’ hands of any of the rights referred in clause (i) above.

Section 3.15. Contracts. (a) Schedule 3.15 sets forth a true and correct list of all material written contracts to which Waters is a party as of the date hereof, excluding all contracts respecting the sale of products. Seller has delivered or made available to Buyer true and complete copies of each contract listed in Schedule 3.15. All contracts listed in such Schedule 3.15 are in full force and effect and are valid and binding in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.
     (b) Except as set forth in one of the contracts listed in Schedule 3.15, neither Waters or Seller for the account of Waters is a party to any (w) contracts for the purchase of materials, commodities, supplies, other personal property or real property, the receipt of services or the sale of products each in excess of $5,000 other than in the ordinary course of business; (x) joint venture or similar contract or agreement; (y) mortgage, indenture, security agreement, note, loan agreement, guarantee or other agreement or instrument involving Waters relating to indebtedness other than the Credit and Security Agreement with Wells Fargo, dated as of September 7, 2004, and any amendment thereto (as amended, the “Credit Agreement”), which Credit Agreement upon the consent of Wells Fargo shall not be applicable after the Closing Date in any respect to Waters, the Shares and Waters’ assets; or (z) other material agreements not made in the ordinary course of business.
     (c) Waters has in all material respects performed all obligations to be performed by it to date, and, to the knowledge of Seller, no event has occurred which constitutes a violation or breach of, or a default (or event which with the passage of time or the giving of notice or both would constitute a default) by Waters, under any such contracts. To the knowledge of Seller, no event has occurred which constitutes a violation or breach of, or a default (or event which with the passage of time or the giving of notice or both would constitute a default) under any such contract by any third party thereto, and, to the knowledge of Seller, each such third party has in all material respects performed all material obligations required to be performed by such third party to date thereunder.
     (d) Waters has good and marketable title or otherwise has the right to use each item of personal property (including customer lists) now used by it in the operation of its business or the use of which is necessary for the performance of any material contract to which it is a party.
Section 3.16. Insurance. Schedule 3.16 contains a true and complete list of all current insurance policies pursuant to which Waters or its assets are and will be insured through the Closing Date, specifying the insurer, amount of coverage, and type of insurance (the “Insurance Policies”). The Insurance Policies are outstanding and in force, and all premiums due under such Policies have been paid. Buyer acknowledges that none of the Insurance Policies will be in force with respect to Waters, its business, assets or operations upon consummation of the transactions contemplated hereby.
Section 3.17. Employee Relations; Benefit Plans. (a) Except as set forth in Schedule 3.17(a), (i) with respect to the Waters Employees, Seller and Waters are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours; (ii) with respect to the Waters Employees, neither Seller or Waters has received in the six (6) months prior to the date of this Agreement a complaint, demand letter or charge issued by a federal, state or local agency which alleges a violation by Seller or Waters of any federal, state or local civil rights laws, or any federal, state or local law or regulation respecting employment and employment practices, terms and conditions of employment, wages and hours, including the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act of 1974, Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Occupational Safety and Health Act, as amended, or the Vocational Rehabilitation Act of 1973, as amended; (iii) no collective bargaining agreement covers any of the Waters Employees in connection with their employment therewith, nor is any being negotiated by Seller or Waters, nor with respect to the Waters Employees are there any organizational campaigns, pending petitions or, to the knowledge of Seller, activities seeking recognition of a collective bargaining unit; (iv) with respect to the Waters Employees, there is no unfair labor practice complaint against Seller or Waters pending before the National Labor Relations Board or any comparable state, local or foreign agency; and (v) with respect to the Waters Employees, there is no labor strike, dispute, slowdown, stoppage or organizational effort pending or, to the knowledge of Seller, any labor strike, dispute, slowdown, stoppage or organizational effort threatened against Seller or Waters.
     (b) Schedule 3.17(b) contains a true and complete list of all written employment contracts (including severance arrangements or any other arrangements under which the Waters Employees will be entitled to receive payment, or accelerate any payment due, from Seller or Waters as a result of the transactions contemplated by this Agreement). None of the Waters Employees are employees of Waters, but are employed by Seller. The Waters Employees are all of the employees of Seller whose duties principally involve the Waters business. Except as set forth in such Schedule 3.17(b), to Seller’s knowledge, no such employee intends to terminate his or her employment relationship with Waters.
     (c) Schedule 3.17(c) contains a true and complete list of all “employee pension benefit plans”, as defined in Section 3(2) of ERISA which are established, maintained or contributed to by Seller or Waters with respect to any of the Waters Employees (the “Employee Pension Benefit Plans”), all “employee welfare benefit plans”, as defined in Section 3(1) of ERISA, which are established, maintained or contributed to by Seller or Waters with respect to the Waters Employees (the “Employee Welfare Benefit Plans”), and each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation, post-retirement insurance, compensation or benefit which are established, maintained or contributed to by Seller or Waters with respect to the Waters Employees. Except as set forth in Schedule 3.17(c), none of the Employee Benefit Programs to constitutes a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”). There is no liability, direct or indirect, fixed or contingent, against Waters for any Employee Benefit Program with respect to any “leased employees” as defined in Section 414(n) of the Code. Each Employee Benefit Program is correctly categorized within Schedule 3.17(c) as an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, as appropriate. With respect to each Employee Benefit Program, to the extent applicable to such program, Schedule 3.17(c) contains a true and complete list of (and Seller has, or before the Closing will have, delivered to Buyer true and materially complete copies of):
     (i) the most recent IRS determination letter;
     (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed pursuant to applicable law;
     (iii) the Summary Plan Description (as currently in effect) distributed to the Waters Employees;
     (iv) the most recent trustee reports, financial statements, actuarial reports or audit reports prepared in connection therewith;
     (v) material written communications distributed to the Waters Employees during the six months prior to the date of this Agreement that modify the summary plan description;
     (vi) written interpretations of such Employee Benefit Programs prepared by or at the request of Seller or Waters; and
     (vii) the most recent documents (including plan, related trust and insurance contracts and any amendment thereto) governing the Employee Benefit Programs.
     (d) Each of the Employee Benefit Programs materially complies currently, and has complied in the past, both as to form and operation, with the terms of such plans and with the applicable provisions of ERISA, the Code and other applicable federal laws. Except as otherwise set forth in Schedule 3.17(d), all necessary governmental approvals for the Employee Benefit Programs have been obtained and a favorable determination as to the qualification under Section 401(a) of the Code, as amended, of each of the Employee Pension Benefit Plans and each amendment thereto has been made by the IRS, and a recognition of exemption from federal income taxation under Section 501(a) of the Code of each of the funded Employee Welfare Benefit Plans has been made by the IRS, and, to the knowledge of Seller, nothing has occurred since the date of such determination or recognition letter that would adversely affect such qualification or exemption.
     (e) There are no civil or criminal actions, suits or claims pending or, to the knowledge of Seller, threatened or which, to the knowledge of Seller, could reasonably be expected to be asserted against Waters in connection with any of the Employee Benefit Programs or against any administrator, party in interest or fiduciary thereof. To the knowledge of Seller, none of the Employee Pension Benefit Plans or Employee Welfare Benefit Plans or any fiduciary thereof has been the direct or indirect subject of an audit investigation or examination by any governmental or quasi-governmental agency.
     (f) To the knowledge of Seller, no “accumulated funding deficiency” (as defined in Section 412 of the Code) currently exists with respect to any Employee Pension Benefit Plan.
     (g) To the knowledge of Seller, no “reportable event” (as defined in Section 4043{b) of ERISA) has occurred or is continuing with respect to any Employee Pension Benefit Plan.
     (h) To the knowledge of Seller, no “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Pension Benefit Plan or Employee Welfare Benefit Plan.
     (i) With respect to the Waters Employees, neither Seller nor Waters has (A) ceased operations at a facility so as to become subject to the provisions of Section 4068 (f) of ERISA; (B) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA; (C) ceased making contributions on or before the date of this Agreement to any Employee Pension Benefit Plan subject to the provisions of Section 4064(a) of ERISA to which such entity made (or was obligated to make) contributions during any of the five years prior to the date of this Agreement; (D) incurred or caused to occur a complete withdrawal (within the meaning of Section 4203 of ERISA) or a partial withdrawal (within the meaning of Section 4205 of ERISA) from a Multiemployer Plan so as to incur withdrawal liability under Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section 4207 or 4208 of ERISA); or (E) been a party to any transaction or agreement with respect to which the provisions of Section 4204 of ERISA were applicable.
     (j) To the knowledge of Seller, no notice of intent to terminate an Employee Pension Benefit Plan has been filed nor has any such Plan been terminated pursuant to the provisions of Section 4041 of ERISA.

     (k) The Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings to terminate (or appoint a trustee to administer) an Employee Pension Benefit Plan and, to the knowledge of Seller, no event has occurred or condition exists which might constitute grounds under the provisions of Section 4042 of ERISA for the termination of (or the appointment of a trustee to administer) any such Plan.
     (l) To the knowledge of Seller, nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Employee Benefit Program has or will make Waters, or any officer or director of Waters, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4972 or Sections 4975 through 4980, inclusive, of the Code.
     (m) Except as identified in Schedule 3.17(m), or as otherwise mandated by law or any Employee Pension Benefit Plan, no Employee Benefit Program provides post-retirement health, medical or death benefits for retired employees of Waters. No action has been taken by Waters that would prevent Buyer from amending or terminating any Employee Benefit Program in respect of any active Waters Employee, other than any limitations imposed under the terms of a collective bargaining agreement.
     (n) Except as disclosed on Schedule 3.17(n), to the knowledge of Seller, all Employee Benefit Programs established, maintained or contributed to by Seller or Waters with respect to the Waters Employees have been maintained, in form and in operation, in compliance with the continuation coverage provisions set forth in Sections 162(k) and 4980B of the Code and any applicable state laws or regulations.
Section 3.18. Legal Proceedings. Except as set forth on Schedule 3.18, neither Seller nor Waters is the subject of or a party to, or has received any written notice of, any legal action, suit, arbitration or other proceeding or investigation (including any such legal action, suit, arbitration or other proceeding or investigation relating to products liability claims) which is pending or threatened before any court or administrative agency, and there are no outstanding orders, judgments, consent decrees, stipulations or similar obligations by or with any court, administrative agency or other governmental authority binding on Waters. Except as set forth on such Schedule 3.18, none of Waters, nor any of its officers, directors or employees has been permanently or temporarily enjoined by any order, judgment or decree of any court or any governmental authority from engaging in or continuing any conduct or practice in connection with Waters’ business.
Section 3.19. Brokers and Investment Advisers. No broker, finder or investment adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Seller, Waters or any subsidiary of Seller in connection with this Agreement or the transactions contemplated hereby.

Section 3.20. Certain Tax Matters. (a) (i) Each of Seller and Waters (or Seller on behalf of Waters) has timely filed or will timely file prior to the Closing Date all Tax Returns required to be filed prior to the Closing Date; (ii) the Tax Returns of Waters which were or will be due prior to the Closing Date are, to the extent already filed, and if not yet filed, will be, accurate and complete for all taxable periods ending on or before the Closing Date and accurately set forth or will accurately set forth all items to the extent required by the Code or treasury regulations thereunder or by applicable state, local or foreign tax laws, regulations or rules to be reflected or included in such returns; (iii)(A) Seller, Waters and any affiliates of Seller (as defined in Section 1504(a) of the Code), have timely paid, will timely pay or timely accrue on the books and records of Waters prior to the Closing Date all Taxes (other than Income Taxes) payable for all periods ending on or before the Closing Date, (B) for all periods beginning before and ending after the Closing Date, all Taxes payable (or that will become payable) by Waters attributable to the portion of the period ending as of the Closing Date have been timely paid or will be timely paid by Seller or, other than Income Taxes, will be timely accrued on the books and records of Waters prior to the Closing, and (C) the Tax Returns of Seller and its affiliates (as defined in Section 1504(a) of the Code) which were due prior to the Closing Date are accurate and complete for all relevant taxable periods and accurately set forth all items to the extent required by the Code or treasury regulations thereunder or by applicable state, local or foreign tax laws, regulations or rules to be reflected or included in such Tax Returns; (iv) there are no liens for Taxes upon any assets of Waters; and (v) there is no action, suit, proceeding, investigation, audit or claim now proposed or pending against or with respect to Seller and its Affiliates in respect of any Tax for which Waters is liable, except as provided in Schedule 3.20, and any such action, suit, proceeding, investigation, audit or claim is being contested in good faith through appropriate proceedings.
     (b) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed with respect to Waters and neither Seller nor Waters has requested any extension of time within which to file any Tax Return.
Section 3.21. Environmental Matters. Except as set forth on Schedule 3.21,:
     (a) neither Seller or Waters has engaged in or permitted any operations or activities upon, or any use or occupancy of the Leased Property, or any portion thereof, for the purpose of or in any way involving the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials (whether legal or illegal, accidental or intentional) on, under, in or about the Leased Property, or transported any Hazardous Materials to, from or across the Leased Property, nor are any Hazardous Materials presently constructed, deposited, stored, or otherwise located on, under, in or about the Leased Property, nor, to the knowledge of Seller, have any Hazardous Materials migrated from the Leased Property upon or beneath other properties, nor, to the knowledge of Seller, have any Hazardous Materials migrated or threatened to migrate from other properties upon, about or beneath the Leased Property;
     (b) neither Seller nor Waters has constructed, placed, deposited, stored, disposed of or located on the Leased Property any asbestos in any form which has become or threatens to become friable, and, to the knowledge of Seller, no third party has constructed, placed, deposited, stored, disposed of or located on the Leased Property any asbestos in any form which has become or threatens to become friable;
     (c) to the knowledge of Seller, no underground treatment or storage tanks, sumps, or water, gas or oil wells or piping appurtenant to any of the above are or have ever been located on the Leased Property;
     (d) neither Seller or Waters has at or from the Leased Property engaged in any release, discharge, dumping or disposal of polychlorinated biphenyls (PCBs) nor are there any transformers, capacitors, ballasts or other equipment which contains dielectric fluid containing PCBs at levels in excess of fifty parts per million (50 ppm);
     (e) neither Seller nor Waters has constructed, placed, deposited, stored, disposed of or located on the Leased Property any insulating material containing urea formaldehyde and, to the knowledge of Seller, no third party has constructed, placed, deposited, stored, disposed of or located on the Leased Property any insulating material containing urea formaldehyde; and
     (f) neither Seller or Waters has received notice or other communication concerning any alleged violation of Environmental Requirements respecting the Leased Property or Waters business, whether or not corrected to the satisfaction of the appropriate authority, nor notice or other communication concerning alleged liability for environmental damages in connection with the Leased Property, and there exists no writ, injunction, decree, order or judgment outstanding, nor any lawsuit, claim, proceeding, citation, directive, summons or investigation, pending or, to the knowledge of Seller, threatened, relating to the ownership, use, maintenance or operation of the Leased Property by Seller or Waters, or from alleged violation of any Environmental Requirements applicable to the Lease Property or Waters business, or from the suspected presence of Hazardous Material on the Leased Property.
Section 3.22. Transactions with Affiliates. (a) Except as set forth on Schedule 3.22, Waters is not indebted, directly or indirectly, to any Affiliate, other than for salaries for services rendered or reimbursable business expenses incurred in the ordinary course of business, nor is any such Affiliate (or member of the immediate family of such Affiliate) indebted to Waters, except for advances made to Waters Employees in the ordinary course of business in order to meet reimbursable business expenses and transactions reflected in the Intercompany Account in the ordinary course of business.
     (b) Except as set forth on Schedule 3.22, Waters is not a party to any contract, lease, agreement or other arrangement with any Affiliate (or any member of the immediate family of any Affiliate).
Section 3.23. No Undisclosed Liabilities. Waters does not have any indebtedness for money borrowed. Waters has not incurred any undisclosed liabilities or obligations of any nature, other than in the ordinary course of business, whether absolute, accrued, contingent or otherwise, and whether due or to become due which have not been disclosed to Buyer in this Agreement, the Financial Statements or the Schedules attached hereto and which remain undischarged.
Section 3.24. Compliance with Laws. Except as set forth on Schedule 3.24, to the knowledge of Seller, Waters is not in violation of or in default under, and, to the knowledge of Seller, there does not exist any basis for any claim of violation of or default under, any judgment, decree, or order, or any law, rule or regulation, including, without limitation, those relating to insurance, usury, health, fire and safety (including the Occupational Health and Safety Act), environmental protection, waste disposal and pollution control.
Section 3.25. Title to Assets. Waters has and, upon consummation of the transactions contemplated hereby, Waters shall continue to have, good and marketable title to all of Waters’ assets appearing in the Financial Statements or Waters’ other books and records free and clear of any Adverse Rights.
Section 3.26. Substantial Customers and Suppliers. Schedule 3.26(a) hereto lists Waters’ ten largest customers, on the basis of revenues for goods sold for the last two twelve-month periods. Schedule 3.26(b) hereto lists Waters’ ten largest suppliers, on the basis of cost of goods or services purchased for the last two twelve-month periods. Except as disclosed in Schedule 3.26(c), to the knowledge of Seller, no customer or supplier listed in Schedule 3.26 (a) or Schedule 3.26 (b) hereto, has threatened to cease or materially reduce such purchases, use, sales or provision of services after the date hereof.
Section 3.27. Business Accounts. Waters does not maintain any account or safe deposit box with banks, trust companies, securities brokers and other financial institutions. Waters has no powers of attorney or comparable delegations of authority outstanding.
Section 3.28. Establishment Registration. Schedule 3.28 contains the full application and correspondence file with the FDA maintained by Seller and/or Waters respecting the establishment registration of the Leased Property. The Leased Property is duly registered with an active status with the FDA as a manufacturer, repackager/relabeller, initial distributor, contract manufacturer “establishment”, as such term is defined in 21 CFR 807. To the knowledge of Seller, no events have occurred or are continuing with respect to Waters, which could reasonably be foreseen to adversely affect the status of such registration.
Section 3.29. Medical Devices. (a) Schedule 3.29 contains the complete premarket notification and correspondence file with the FDA maintained by Seller and/or Waters respecting Waters’ RM3 device. The RM3 device is duly listed with an active status with the FDA under 21 CFR 876.5880. Waters owns or has the unrestricted right to use the Manufacturing Data required to enable it to manufacture or have manufactured for it the RM3 device (including all accessories thereto) and/or their respective components in their respective current forms or configurations.
     (b) Waters owns or has the unrestricted right to use the Manufacturing Data required to enable it to manufacture or have manufactured for it Water’s OXICOM device (including all accessories thereto) and/or their respective components in their respective current forms or configurations.
     (c) In developing the specifications for the manufacture of the devices referred in paragraphs (a) and (b) above, to the knowledge of Seller and Waters, neither Seller or Waters infringed any patent, copyrights or other similar rights of any third party.
     (d) Waters warrants to its customers the devices referred in paragraphs (a) and (b) above manufactured or sold by Waters are free from defects in materials and workmanship when properly installed and used for a period of one year from the date of shipment from the factory. Seller has made available to Buyer Sellers and Water’s information respecting product warranty claims made by third parties respecting the devices referred in paragraphs (a) and (b) above.
Section 3.30. Accounts Receivable. Except as set forth in Schedule 3.30, Waters’ accounts receivable reflected on Seller’s balance sheet as at June 30, 2007 (i) arose from bona fide sales transactions in the ordinary course of business and are payable pursuant to the applicable terms of sale, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in said balance sheet, and (vi) are not the subject of any actions or proceedings brought by or on behalf of Waters; provided, however, that neither Seller or Waters represent or warrant the collectibility of Waters accounts receivable.
Section 3.31. Inventory. All inventory of Waters reflected on the balance sheet included in Seller’s balance sheet as at June 30, 2007 consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practices. All items included in the inventory of Waters are its property, will be free and clear of any Adverse Rights at Closing, are not held by Waters on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by governmental or regulatory authorities. Without limiting its obligations under Section 2.03 hereof, Seller does not represent or warrant that the inventory of Waters will have a value of any particular minimum amount on the Closing Date, as the same may be affected by purchases and sales made in the ordinary course of business between June 30, 2007 and the Closing Date.
Section 3.32. Limitations Applicable to Representations and Warranties. THE REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN ARTICLE III HEREOF ARE EXCLUSIVE AND IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND WHATSOEVER FROM SELLER AND SELLER WILL NOT BE DEEMED TO HAVE MADE ANY OTHER REPRESENTATION OR WARRANTY.
Buyer acknowledges and agrees that Seller and Waters have not made any (and make no) representation or warranty (in this Agreement or otherwise) with respect to any projections, estimates, budgets or other predictions with respect to the properties, assets or business of Waters, including with respect to future revenues, results of operations, cash flows, financial condition, business, or operations, and Buyer acknowledges and agrees that it is not relying on any such projections, estimates, budgets or other predictions of Seller or Waters.
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER
For the purpose of inducing Seller to sell the Shares pursuant to this Agreement, Buyer hereby represents and warrants to Seller as follows:
Section 4.01. Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Buyer has delivered to Seller copies of Buyer’s Certificate of Incorporation and By-Laws, and all amendments thereto, which are complete and correct copies of such instruments as presently in effect.
Section 4.02. Authorization; Execution and Delivery. Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite corporate action of Buyer, and this Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights in general or by general principles of equity.
Section 4.03. Consents and Approvals; No Violations. Except for the obtaining of such consents and waivers as are specifically contemplated by this Agreement, none of the execution, delivery or performance of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or result in a breach of the Certificate of Incorporation or By-Laws of Buyer; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority; (c) result in a default (or an event which with notice or lapse of time or both would become a default), or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of Buyer pursuant to, any note, license, agreement or other instrument or obligation to which Buyer is a party or by which Buyer or any of its assets is bound or affected; or (d) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer or any of its assets, other than such defaults, rights of termination, cancellation, amendment or acceleration, such liens and encumbrances and such consents and approvals the failure to obtain which, in the aggregate, would not have a material adverse effect on the business, assets, financial condition, results of operations or prospects of the business of Buyer.
Section 4.04. Purchase for Investment. Buyer, acknowledging that the Shares in the hands of Seller are restricted securities within the meaning of the Securities Act and the rules and regulations promulgated thereunder, is acquiring the Shares solely for its own account and with no view to making any distribution thereof.
Section 4.05. Government Approvals and Filings. As of the Closing Date, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by Buyer will require Buyer to obtain any approval or consent of, or any authorization or permit from, or any filing or registration with, any governmental or regulatory authority which will not have been obtained.
Section 4.06. Brokers and Investment Advisers. No broker, finder or investment adviser has acted directly or indirectly as such for, or is entitled to any compensation from, Buyer in connection with this Agreement or the transactions contemplated hereby except Natixis Pramex International Corp., whose fees for services in connection with such transactions will be paid by Buyer.

ARTICLE V COVENANTS OF SELLER TO BUYER
Section 5.01. Regular Course of Business. Except as otherwise consented to in writing by Buyer or as expressly contemplated by this Agreement (including the Schedules attached hereto), prior to the Closing, Seller shall cause Waters to carry on its business in the ordinary course of business and in a manner consistent with past practices. Except as expressly contemplated by this Agreement, or as consented to in writing by Buyer, from the date hereof through the Closing, Seller shall not permit or cause Waters to:
     (a) amend its Articles of Incorporation or Bylaws;
     (b) issue, sell or deliver, agree to issue, sell or deliver, or authorize the issuance, sale or delivery of, any shares of any class of its capital stock or any securities convertible into or exchangeable for any such shares or convertible into securities in turn so exchangeable or convertible, or any warrants, calls, options or other rights calling for the issuance, sale or delivery of any such shares or convertible or exchangeable securities or redeem or call or commit for redemption, purchase or other acquisition any shares of its capital stock or other securities;
     (c) (i) borrow or agree to borrow any funds or mortgage or pledge any of its assets, tangible or intangible, (ii) voluntarily assume or guarantee the obligations of any other person or incur any liability (fixed or contingent), (iii) cancel or agree to cancel any debts or claims, (iv) lease, license, sell or transfer any of its assets (other than inventory in the ordinary course of business), properties or rights or (v) make, or permit any amendment or termination of, any contract, agreement, license or other right to which it is a party;
     (d) increase the compensation payable or to become payable to the Waters Employees or any of Waters’ officers, directors, or agents, enter into any new arrangements for any severance or termination or bonus pay with any such persons, enter into any employment contract not terminable at will with any employee or make any loan to or engage in any transaction with any officer or director of Seller or Waters, or any employee of Seller or any Waters Employee;
     (e) except as required by law, enter into or make any material change in any Employee Benefit Program;
     (f) acquire control or ownership of any other corporation, association, joint venture, partnership, business trust or other business entity, or acquire control or ownership of all or a material portion of the assets of any of the foregoing, or merge, consolidate or otherwise combine with any other corporation or enter into any agreement providing for any of the foregoing;

     (g) declare or pay any dividend in kind or make any other distribution in kind to its shareholders, except the Planned Dividend;
     (h) make any material alteration in the accounting principles or practices of Waters;
     (i) make any capital expenditure or commitment for additions to property, plant or equipment;
     (j) enter into any lease of real property or personal property;
     (k) sell or transfer any interest in or grant any other right to use or have access to any customer list of Waters or Proprietary Rights or any permits or licenses of Waters; or
     (1) fail to maintain its business organization and goodwill intact or fail to use its best efforts to maintain its relationship with suppliers, customers, creditors, employees and others having business relationships with it.
Section 5.02. No Default or Violation. Except as otherwise consented to in writing by Buyer, Seller shall use reasonable efforts to cause Waters to not:
     (a) violate, or commit a material breach of or a default under, any material contract, agreement, lease, license, mortgage or commitment to which Waters is a party or to which any of Waters’ assets may be subject, or
     (b) commit a material violation of any applicable order, judgment, statute, rule or regulation or any other requirement of any governmental body or court, relating to its business.
Section 5.03. Insurance. Except as otherwise consented to in writing by Buyer, Seller shall, or shall cause Waters to, maintain in full force and effect prior to the Closing all the Insurance Policies currently in force. For a period of two years after the Closing, Seller will maintain in full force and effect insurance policies substantially equivalent to those currently in force insuring against the risks addressed by the Insurance Policies with respect to events that occur solely prior to the Closing Date (the “Tail Insurance”). Waters will be named an additional insured under such Tail Insurance.
Section 5.04. Certain Tax Matters. (a) Seller shall prepare and shall timely file all federal Tax Returns with respect to Income Taxes and consolidated or combined state Tax Returns, if any, which are required to be filed for taxable periods ending on or prior to the Closing Date and shall timely pay in full all Income Taxes shown on such Tax Returns to be due with respect to such periods. Seller shall include the operations of Waters through the Closing Date in its consolidated Tax Returns and in consolidated or combined state Tax Returns with respect to Income Taxes, if any. Seller shall also prepare and shall timely file all Tax Returns with respect to Sales and Use Taxes and Other Taxes, if any, which are required to be filed for taxable periods ending on or prior to the Closing Date and shall timely pay in full all Taxes shown on such Tax Returns to be due with respect to such periods.
     (b) Seller shall be responsible for initiating any claim for a refund, filing any amended Tax Return, contest, resolve, defend against any assessment, notice of deficiency or other adjustment or proposed adjustment or in respect of Waters with respect to any Tax Returns for any taxable period ending on or prior to the Closing Date, paying any amount shown as due thereon and taking any other actions necessary to contest, resolve or defend against any assessment, notice of deficiency or other adjustment or proposed adjustment which are required as a result of any examination of such Tax Returns by applicable Federal, state, local or other taxing authorities for such taxable years; provided, however, that Seller shall consult with Buyer prior to filing any amended Tax Returns or taking any such actions and, to the extent such Tax Returns or actions are in the sole judgment of Buyer reasonably likely to have a Material Adverse Effect post-closing, Seller shall use reasonable efforts to not take any position that would cause such a Material Adverse Effect.
Section 5.05. Notice of Changes. Seller shall promptly notify Buyer in writing of (a) any event known to Seller or Waters occurring subsequent to the date of this Agreement which would render any representation or warranty of Seller contained in this Agreement or any document or instrument delivered in accordance herewith, including the Schedules attached hereto, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) any event known to Seller or Waters that constitutes or is reasonably likely to result in a Material Adverse Effect.
Section 5.06. Consents. Prior to the Closing Date, Seller shall use its best efforts to obtain the Private Consents contemplated by Section 3.07 hereof.
Section 5.07. Access to Books and Records. Seller shall afford to Buyer and its accountants, counsel and other representatives reasonable access throughout the period prior to the Closing Date to the Leased Property and all of the assets, books, contracts, and records of Waters. Such access shall be afforded Buyer and such representatives during regular business hours after reasonable notice to Seller. Seller shall cooperate with Buyer and shall provide Buyer with access to the Leased Property and Waters Employees upon reasonable notice and during regular business hours. On the Closing Date, Seller will deliver or make available to Buyer at the offices of Waters all of Waters’ books and records, including Waters’ corporate minute book, and if, at any time after the Closing, Seller discovers in its possession or under its control any other books and records of Waters, it will forthwith deliver such books and records to Buyer, which are not maintained at Seller’s principal place of business.
Section 5.08. No Shop. Seller (a) shall not solicit, encourage, cooperate with or furnish information as to any proposal, bid, agreement or arrangement, or accept, or agree to accept any such proposal, bid, agreement or arrangement to acquire Waters or any substantial part of its capital stock or assets from the date of this Agreement to the earlier of the termination of this Agreement or the Closing Date and (b) shall inform Buyer of the terms of any unsolicited offer (including the identity of the offeror) to acquire Waters or a substantial part of its capital stock or assets during such period.
Section 5.09. Confidentiality Agreements. Seller shall execute and deliver documents satisfactory to Buyer pursuant to which Seller shall assign to Buyer all of Seller’s rights under all confidentiality agreements executed by third parties in connection with the proposed sale of Waters. Seller shall further provide Buyer with a list of all the potential buyers of Waters (together with their legal or financial advisors) that received confidential information thereunder. If so requested by Buyer, Seller shall request any person or entity on such list and designated by Buyer to return or destroy all such confidential information in accordance with and subject to the limitations of the applicable confidentiality agreement.
Section 5.10. Waters Employees Compensation. Buyer understands and agrees that effective on the Closing Date, Seller will terminate the employment of all Waters Employees employed by Seller. On July 27, 2007, Seller shall pay for the account of Waters all compensation due and payable to Waters Employees up to and including such date (less all appropriate withholdings) for base salary, bonus, paid time off or other benefit or incentive compensation. Seller shall use reasonable efforts to cause Waters to accrue on its books and records all compensation due to Waters Employees for the period from July 27, 2007 through the Closing Date, but not due and payable on or before the Closing Date, including paid time off; provided, however, that it is understood and agreed that Seller shall be solely liable for any incentive compensation owed or promised to Douglas E. King pursuant to Seller’s offer of employment to Mr. King dated June 29, 2006, and no amount thereof shall be included in Waters Employees Compensation Liabilities. On or before August 11, 2007, Seller shall pay (less all appropriate withholdings) all compensation due to Waters Employees for the period July 27, 2007, through the Closing Date, including any Accrued PTO to Waters Employees who do not accept employment by Buyer or Waters after the Closing Date as provided in Section 8.03(b) hereof. Buyer shall cause Waters to pay the Waters Employees Compensation Liabilities as they become due and payable.

Section 5.11. Accrued Liabilities. From the date hereof through the Closing Date, Seller shall pay for the account of Waters, or shall cause Waters to pay all amounts to suppliers, vendors, consultants, experts, other contractors and creditors as may be due such creditors prior to the Closing Date pursuant to the terms and conditions of the obligations to such creditors as reflected on the books and records of Seller and/or Waters. To the extent, any portion of such amounts or indebtedness is not due and payable pursuant to the terms and conditions of the obligations to such creditors on or prior to the Closing Date, but such amounts or indebtedness is accrued on the books and records of Waters, Buyer shall use commercially reasonable efforts to cause Waters to pay the same after Closing in accordance with such terms and conditions. Notwithstanding anything herein to the contrary, Waters and Buyer will have no recourse against Seller with respect to such amounts which are accrued on the books and records of Waters in accordance with generally accepted accounting principles and on a consistent basis with previous Financial Statements.
Section 5.12. Non-Competition. (a) Seller shall not, for a period of five years from the Closing Date, either alone or in conjunction with any other person or entity, or directly or indirectly through its present or future Affiliates:
     (i) solicit, entice, persuade, induce, request or otherwise cause any Waters Employee to refrain from rendering services to Waters or to terminate his or her relationship, whether employment, contractual or otherwise, with Waters or Buyer, unless such Waters Employee (A) resigns voluntarily (without any solicitation from Seller or any of its Affiliates) or (B) is terminated by Waters after the Closing Date;
     (ii) induce or attempt to cause (A) any client, customer or supplier of Waters to terminate or materially reduce its business with Waters or (B) any agent or consultant of Waters to resign or sever a relationship with Waters;
     (iii) in any manner utilize or disclose (unless compelled by judicial or administrative process) to any person, firm, corporation, association or other entity, any confidential and proprietary information of Waters, including, but not limited to, any confidential information with respect to any of Waters’ customers (past, existing or prospective), commercial partners, methods of distribution, production costs, pricing and marketing strategies, new product information, employees, financial information, or technical processes, which are not generally known to the public or recognized as standard practice in the industry in which Waters is engaged, the disclosure of which Seller knows or should reasonably know will be materially damaging to Waters except for such disclosures; or
     (iv) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with, any business, firm, person, partnership, corporation or other entity that is in a business competing with the businesses of Waters, Buyer or any Affiliate of Buyer in any jurisdiction.

     (b) The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section. It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.
     (c) The parties hereto acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate, and Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.
ARTICLE VI COVENANTS OF BUYER TO SELLER
Section 6.01. Notice of Changes. The Buyer shall promptly notify Seller in writing of any event known to Buyer, which would render any representation or warranty of Buyer contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.
Section 6.02. Certain Tax Matters. Buyer covenants that, without the prior written consent of Seller, neither Buyer nor Waters will file any amended Tax Return or claim for a refund or raise any issue in connection with the examination of any Tax Return for Waters with respect to any taxable period ending on or before the Closing Date. Buyer shall cause Waters to promptly notify Seller of the commencement of any such examination by any federal or state taxing authority of which it has notice.
Section 6.03. No Continuation of Plans With Respect to Buyer, Waters or Their Respective Employees. (a) Buyer understands and agrees that effective on the Closing Date, Seller will terminate the employment of all Waters Employees employed by Seller and upon such termination, subject to the terms and conditions of such plans, Waters Employees will have no further right to participate under any Employee Pension Benefit Plans, Employee Welfare Benefit Plans, any other incentive compensation plan or other employee benefit plan or Multiemployer Plan maintained by Seller and/or Waters or with respect to which Seller and/or Waters participated prior to the Closing Date.

     (b) Buyer understands and agrees that after the Closing Date, no employee of Waters, Buyer or any Affiliate of either of them will have any right to participate under any Employee Pension Benefit Plans, Employee Welfare Benefit Plans, any other incentive compensation plan or other employee benefit plan or Multiemployer Plan maintained by Seller and/or Waters prior to or after the Closing Date, with respect to which Waters participated prior to the Closing Date or with respect to which Seller and/or its Affiliates may participate after the Closing Date.
Section 6.04. Planned Dividend. Buyer understands that the Financial Statements and Seller’s and Water’s respective books and records reflect an intercompany account of material size and amount (the “Intercompany Account”). The Intercompany Account currently represents, and it is expected that on the Closing Date will continue to represent, amounts due and owing by Seller to Waters. Among other things, the Intercompany Account evidences payments by Seller of liabilities of Waters or liabilities attributed to Waters by Seller and arising in the ordinary course of Waters’ business, such as, without limitation, compensation of Waters Employees, rent respecting the Leased Premises. Buyer understands and agrees that on or before the Closing Date, the Board of Directors of Waters shall declare as a dividend or other distribution to Seller, all of Waters’ rights against Seller with respect to the Intercompany Account as it may exist on the Closing Date (the “Planned Dividend”). Such dividend will extinguish the Intercompany Account. On or before the Closing Date, Buyer will have completed such due diligence as it desires to perform respecting the Intercompany Account.
Section 6.05. Other Assets Used to Conduct Waters’ Business. Buyer understands that assets and resources of Seller, including employees other than the Waters Employees, have been and will continue to be used prior to the Closing Date in the ordinary course of business to support Waters’ business. Buyer acknowledges and agrees the Waters assets are not all of the assets necessary to conduct Waters’ business after the Closing Date in the manner conducted prior to the Closing Date and that Waters does not own or have rights to such assets and resources. On or before the Closing Date, Buyer will have completed such due diligence as it desires to perform respecting the nature and extent of the assets and resources of Seller used to support Waters’ business.
ARTICLE VII INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS AND WARRANTIES
Section 7.01. Special Indemnification by Seller. (a) Special Tax Indemnity. Seller shall be liable for, and shall hold Buyer harmless from and against any and all Taxes for any taxable period or portion thereof ending on or before the Closing Date (other than Taxes respecting the Waters Employees Compensation Liabilities) which are due or payable by Waters with respect to the participation by Waters in the filing of any Tax Returns which include Waters in a consolidated return, a combined return, or a return subject to a “group relief” or any similar concept. The indemnity provided under this Section 7.01(a) shall hereinafter be referred to as the “Special Tax Indemnity”.
     (b) Special ERISA Indemnity. Subject to the Special Individual Threshold, Seller hereby indemnifies and holds harmless Buyer from and against the full amount of any Loss, which Buyer may incur or suffer as a result of any “employee pension benefit plan”, as defined in Section 3(2) of ERISA applicable to any Waters Employee, any “employee welfare benefit plan”, as defined in Section 3(1) of ERISA applicable to any Waters Employee, or any other incentive compensation plan or other employee benefit plan applicable to any Waters Employee established, maintained or contributed to by (i) any corporation which prior to the Closing Date is a member of a controlled group of corporations with Waters within the meaning of Section 414(b) of the Code, (ii) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Waters prior to the Closing Date within the meaning of Section 414(c) of the Code or (iii) a member of an affiliated service group with Waters prior to the Closing Date within the meaning of Sections 414(m) or (o) of the Code (the “Special ERISA Indemnity”). The Special ERISA Indemnity does not apply to any expense incurred by Buyer or Waters with respect to any “employee pension benefit plan”, any “employee welfare benefit plan”, or any other incentive compensation plan or other employee benefit plan applicable to any Waters Employee established, maintained or contributed to by Buyer or Waters after the Closing Date unless such expense is a result of an inaccuracy of one of Seller’s representations and warranties set forth in Sections 3.17(c) through 3.17(n).
     (c) Special Stock and Assets Indemnity. Seller hereby indemnifies and holds harmless Buyer from and against any and all Losses which Buyer may incur or suffer as a result of the inaccuracy of the representations and warranties of Seller with respect to (i) the ownership of the Shares contained in Section 3.01 hereof, (ii) the capitalization of Waters contained in Section 3.03 hereof, (iii) the establishment registration and device listings contained in Sections 3.28 and 3.29 hereof, and (iv) the non-competition covenant contained in Section 5.12 hereof (the “Special Stock and Assets Indemnity”).
     (d) Special Environment Indemnity. Subject to the Special Individual Threshold, Seller hereby indemnifies and holds harmless Buyer from and against any and all Losses arising from the inaccuracy of the representations and warranties of Seller contained in Section 3.21 hereof (the “Special Environment Indemnity”).
     (e) Terms of Special Indemnities. The Special Tax Indemnity shall survive until 30 days after the expiration of the relevant statute of limitations. The Special ERISA Indemnity, the Special Stock and Assets Indemnity and the Special Environment Indemnity shall survive indefinitely. Buyer shall be fully indemnified for all amounts required to be paid by Seller beginning with the first dollar of such amounts and regardless of the aggregate amount thereof and any amounts paid under any such Special Indemnity shall not be counted in calculating the maximum of $1,000,000 of indemnification payable pursuant to Section 7.02 hereof.
Section 7.02. General Indemnification by Seller. (a) Seller hereby indemnifies and holds harmless Buyer from and against any and all Losses, which Buyer may incur or suffer as a result of:
     (i) the inaccuracy of any representation or warranty made by Seller pursuant to this Agreement or any document or instrument delivered in connection herewith, including the Schedules attached hereto (other than those referred to in Section 7.01 hereof); or
     (ii) the breach of any covenant, agreement or obligation of Seller contained in this Agreement or any document or instrument delivered in connection herewith;
provided, however, that Seller’s liability hereunder shall not exceed $1,000,000 in the aggregate and Seller shall be liable to Buyer hereunder only with respect to an individual Loss that is greater than $20,000, in which case Seller shall pay Buyer the full amount of the Loss, subject to the ceiling set forth above.
     (b) Notwithstanding any other provision of this Agreement, Seller shall not be required to indemnify Buyer against, and Losses shall not include, product warranty claims not involving personal injury or property damage arising under written warranties provided by Seller or Waters with respect to products of Waters’ business. All product warranty claims not involving personal injury or property damage arising under such written warranties accrued on the books and records of Waters as of the Closing Date and arising or asserted thereafter shall be the expense of Waters, without any recourse to Seller.
Section 7.03. Procedure. (a) Whenever any claim for indemnification by Buyer shall arise under this Article VII, which is not a Third Party Claim, Buyer shall promptly provide notice to Seller of the claim and the facts constituting the basis for such claim.
     (b) Within ten (10) business days after receipt by Buyer of written notice of the assertion of a claim by a third party in respect of which indemnity may be sought under or pursuant to this Article VII (a “Third Party Claim”), Buyer shall notify Seller in writing of the assertion thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent Seller shall have been actually prejudiced as a result of such failure. After such notification to Seller, Buyer shall deliver to Seller copies of any court papers within ten (10) days after Buyer’s receipt thereof, and copies of all notices and documents within twenty (20) days after Buyer’s receipt thereof.
     (c) (i) If a Third Party Claim is made against Buyer, Seller may elect, subject to the condition set forth herein, to assume the defense thereof with representatives chosen by it and satisfactory to Buyer in Buyer’s reasonable judgment; provided, however, that

(x) Seller shall first acknowledge in writing to Buyer Seller’s obligation to indemnify Buyer in respect of the Third Party Claim, (y) such counsel shall not, except with the prior written consent of Buyer, which consent shall not be unreasonably withheld, also be counsel to Seller with respect to such claim in the same or related action or proceeding, and (z) Seller shall pay all costs and expenses incurred in connection with such defense and shall take all steps necessary in the defense or settlement of the Third Party Claim. In connection therewith, Buyer shall cooperate fully, but at the expense of Seller, to make available to Seller all pertinent information and witnesses under Buyer’s control and take such other steps as in the opinion of counsel for Seller are necessary and reasonable to enable Seller to conduct such defense.
          (ii) Should Seller promptly after receipt of the notice referred to in paragraph (i) above fail to assume the control of the defense of the Third Party Claim or fail to answer the notice of Buyer referred to in paragraph (b) above, Buyer shall be entitled to defend, compromise and settle such Third Party Claim as it may appear advisable, in Buyer’s sole discretion, and such settlement or any other final determination of the Third Party Claim shall be binding upon Seller as to the amount of the Losses. The final, nonappealable determination of any such Third Party Claim, including all related costs and expenses, shall be binding and conclusive upon the parties as to the amount of the Losses.
     (d) Notwithstanding anything herein to the contrary, Buyer shall have the right, exercisable in Buyer’s sole discretion, to control the defense of any Third Party Claim seeking an amount in the aggregate in excess of Seller’s indemnification ceiling set forth in Section 7.02 hereof, and to compromise and settle such Third Party Claim with Seller’s consent, which consent shall not be unreasonably delayed or withheld.
     (e) Payment of all undisputed Losses pursuant to this Article VII shall be made by Seller in cash within thirty (30) days of demand therefor. If Seller disputes its indemnity obligation for Losses claimed by Buyer under this Article VII, Seller shall pay Buyer within thirty (30) days after the dispute respecting such indemnity obligation is resolved by a settlement agreement or by a nonappealable judgment, as the case may be. Any amounts which were due to Buyer but not paid until the subsequent resolution of any such dispute shall accrue interest at the interest rate for legal judgments from the date which is thirty (30) days after the date of Buyer’s demand.
     (f) For purposes of this Article VII, the term “Buyer” shall include Buyer, Waters (as it may exist after the Closing Date), their Affiliates and their respective directors, officers, employees and agents.
Section 7.04. Other Principles Applicable to Seller’s Indemnity Obligations. Notwithstanding anything to the contrary set forth in Section 7.01, SELLER SHALL NOT BE LIABLE FOR ANY INCIDENTAL OR

CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS OF ANY KIND WITH RESPECT TO ANY CLAIM OF BUYER UNDER THIS AGREEMENT EXCEPT FOR ANY SUCH DAMAGES OR LOST PROFITS THAT ARE THIRD PARTY CLAIMS.
ARTICLE VIII COVENANTS OF SELLER AND BUYER
Section 8.01. Expenses. Each party hereto shall bear its own expenses incurred in connection with this Agreement or any transaction contemplated hereby.
Section 8.02. Public Announcements. (a) Seller and Buyer, recognizing that each may have independent obligations with respect to the dissemination of material information to its respective shareholders and the public, agree that, to the maximum extent feasible consistent with such obligations, they will confer with each other prior to the issuance of, and agree on the form and substance of, any reports, statements or releases pertaining to this Agreement or any transaction contemplated hereby.
     (b) On the Closing Date, Seller and Buyer shall send a joint notice to all customers having an outstanding account receivable in the books and records of Waters on such Closing Date instructing said customers to make payment to Waters or to wire funds to Waters’ bank account.
Section 8.03. Further Assurances. (a) Seller and Buyer agree to execute and deliver such instruments and take such other actions as any of them may reasonably require in order to carry out the intent of this Agreement.
     (b) After the Closing, Seller shall remit to Waters within five days of receipt any payment intended to be made to Waters whether pursuant to a Waters account receivable or otherwise; provided, however, that it is understood and agreed that Seller shall be entitled to retain from any such payment an amount equal in the aggregate to the sum of (i) all compensation and payroll taxes owed or with respect to Waters Employees for the period from July 27, 2007 to the Closing Date and (ii) any Accrued PTO with respect to Waters Employees who do not accept employment by Waters or Buyer after the Closing Date.
Section 8.04. Mutual Assistance. Subsequent to the Closing Date, Buyer and Waters on the one hand, and Seller, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to Waters as is reasonably necessary for the filing of any return, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding. Buyer and Waters, on the one hand, and Seller, on the other hand, shall, until the expiration of the applicable statute of limitations period, cooperate with each other in the conduct of any audit or other proceedings involving Waters for any Tax purposes and shall each execute and deliver such powers of attorney and other documents as are necessary to carry out the intent, and accomplish the purposes, of this Section 8.04.
ARTICLE IX CONDITIONS TO THE OBLIGATIONS OF BUYER
The obligations under this Agreement of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, or to the waiver by it in the manner contemplated by Section 12.02 hereof, on or before the Closing Date, of the following conditions:
Section 9.01. Representations and Warranties True. Seller’s representations and warranties contained in this Agreement and the Schedules attached hereto shall be true and accurate in all material respects as of the date when made and as of the Closing Date.
Section 9.02. Performance of Covenants. Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement or any document or instrument delivered in connection herewith to be performed or complied with by it on or prior to the Closing Date.
Section 9.03. No Restraints. No preliminary or permanent injunction or other order of any court or administrative agency nor any statute, rule or regulation enacted or promulgated by any governmental authority shall be in effect which restrains or prohibits any transaction contemplated hereby or affects Waters’ assets.
Section 9.04. Seller’s Officer’s Certificate. Seller shall have furnished Buyer with a certificate signed by its President, substantially in the form of Exhibit 9.04 attached hereto, to the effect that Seller’s representations and warranties contained in this Agreement and the Schedules attached hereto are true and correct and that each of Seller and Waters has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it on or prior to the Closing Date.
Section 9.05. Opinion of Counsel. Buyer shall have received an opinion from Fredrikson & Byron, P. A., counsel to Seller, dated the Closing Date, substantially in the form of Exhibit 9.05 hereto.
Section 9.06. No Material Adverse Effect. There shall not have occurred, nor shall there exist, any event or set of circumstances not otherwise disclosed in this Agreement or the Schedules attached hereto which constitutes or is reasonably likely to result in a Material Adverse Effect.
Section 9.07. Resignation of Directors and Officers. All directors and officers of Waters shall have executed and Seller shall have delivered to Buyer their written resignation, effective as of the Closing Date.

Section 9.08. Agreement With Respect to the Leased Property. The leasehold interest in the Leased Property shall have been assigned to Buyer or Waters or a sublease agreement with Seller shall have been entered for the Leased Property, such sublease to be on terms and conditions identical to those of the existing lease agreement for said Leased Property. Seller shall deliver to Buyer the agreement or consent of the landlord of the Leased Property to such assignment or sublease, which agreement or consent shall not contain terms and conditions stricter than in the existing lease agreement. The Leased Property shall in any event remain registered in the Establishment Database of the FDA.
Section 9.09. Consents. The Private Consents and all other consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Buyer, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect. Seller shall have executed, and shall cause Zareba Security, Inc. to execute, the Wells Fargo Release Letter and shall deliver the same on or prior to the Closing Date.
Section 9.10. Device Listed with FDA. On the Closing Date, Waters’ RM3 device shall be registered on the FDA’s Device Listing Database with an active status.
Section 9.11. Proceedings. All requisite corporate action and proceedings of Seller in connection with the transactions contemplated hereby shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and its counsel shall have received a certificate from Seller’s secretary, substantially in the form of Exhibit 9.11 attached hereto, with copies of all documents identified therein, including without limitation records of requisite corporate action and proceedings.
Section 9.12. Domain Names; Patent. (a) Seller shall have executed and delivered to Buyer assignments by Seller to Waters of the following domain names: wtrs.com, watersinc.com, watersinst.com and watersmed.com, in form suitable for recording with the relevant registrar.
     (b) Seller shall have executed and delivered to Buyer an assignment, in form suitable for recording, of the Patent if the Patent is not registered in Water’s name on or before the Closing Date.

ARTICLE X CONDITIONS TO SELLER’S OBLIGATIONS
The obligations of Seller under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction, or to the waiver by it in the manner contemplated by Section 12.02 hereof, on or before the Closing Date, of the following conditions:
Section 10.01. Representations and Warranties True. Buyer’s representations and warranties contained in this Agreement shall be true and accurate in all material respects as of the date when made and as of the Closing Date.
Section 10.02. Performance of Covenants. Buyer shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it on or prior to the Closing Date.
Section 10.03. No Restraints. No preliminary or permanent injunction or other order of any court or administrative agency nor any statute, rule or regulation enacted or promulgated by any governmental authority shall be in effect which restrains or prohibits any transaction contemplated hereby or affects Waters’ assets.
Section 10.04. Buyer Officer’s Certificate. Buyer shall have furnished Seller with a certificate of its principal officer, substantially in the form of Exhibit 10.04 attached hereto, to the effect that Buyer’s representations and warranties contained in this Agreement are true and correct in all material respects at and as of the Closing as though such representations and warranties were made on the date thereof and that Buyer has performed or complied in all material respects with all terms, covenants and provisions of this Agreement required to be performed or complied with by it on or prior to the Closing Date.
Section 10.05. Buyer Consents. All consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit Buyer to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Seller, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect.
Section 10.06. Seller Consents. Seller shall have obtained the Private Consents and all other consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit Seller to perform its obligations under this Agreement and to consummate the transactions contemplated hereby (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to Seller, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect. Buyer shall have executed, and shall cause its counsel to execute, the Wells Fargo Release Letter and shall deliver the same on or prior to the Closing Date.
Section 10.07. Opinion of Counsel. Seller shall have received an opinion from Abitbol & Cherry, LLP, counsel to Buyer, dated the Closing Date, substantially in the form of Exhibit 10.07 attached hereto.
Section 10.08. No Material Adverse Effect. There shall not have occurred, nor shall there exist, any event or set of circumstances not otherwise disclosed in this Agreement or the Schedules attached hereto which constitutes or is reasonably likely to result in a Material Adverse Effect.
Section 10.09. Proceedings. All requisite corporate action and proceedings of Buyer in connection with the transactions contemplated hereby shall be satisfactory in form and substance to Seller and its counsel, and Seller and its counsel shall have received a certificate from an authorized officer of Buyer, substantially in the form of Exhibit 10.09 attached hereto, with copies of all documents identified therein, including without limitation records of requisite corporate action and proceedings.
Section 10.10. Device Listed with FDA. On the Closing Date, Waters’ RM3 device shall be registered on the FDA’s Device Listing Database with an active status and, if it is not, such event shall not have occurred at the request of Seller or Waters.
ARTICLE XI TERMINATION
Section 11.01. Termination and Abandonment. This Agreement may be terminated and the transactions contemplated hereby may be abandoned before the Closing Date:
     (a) by Buyer if there has been a material misrepresentation or material breach on the part of Seller in the representations, warranties and covenants set forth herein or in any document or instrument delivered pursuant hereto (including the Schedules), or if immediately preceding the Closing, there has been any failure on the part of Seller to comply with its material obligations hereunder; or
     (b) by Seller if there has been a material misrepresentation or material breach on the part of Buyer in the representations, warranties and covenants set forth herein or in any document or instrument delivered by it pursuant hereto, or if immediately preceding the Closing, there has been any failure on the part of Buyer to comply with its material obligations hereunder; or
     (c) by Buyer or Seller if an injunction is issued by a court of competent jurisdiction against Seller and /or Waters and enjoining the Closing of the transactions contemplated hereby on or before the Closing Date; or
     (d) by Buyer or Seller if the conditions to the terminating party’s obligations to close are not satisfied or waived on or before August 3, 2007.

Section 11.02. Liability Upon Termination. In the event of termination or abandonment of this Agreement, neither Buyer nor Seller shall have any liability or further obligation under this Agreement to the other, except that any covenant intended to survive the termination of this Agreement shall survive any such termination or abandonment in accordance with the terms thereof. If this Agreement is terminated or abandoned as aforesaid, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY DIRECT, INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OR LOST PROFITS IN CONNECTION WITH ANY SUCH TERMINATION OR ABANDONMENT OF THIS AGREEMENT, REGARDLESS OF THE FORM IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT AGAINST SUCH PARTY (SUCH AS, CONTRACT, NEGLIGENCE OR OTHERWISE) EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF.
ARTICLE XII MISCELLANEOUS PROVISIONS
Section 12.01. Amendment and Modification. To the fullest extent provided by applicable law, this Agreement may be amended, modified and supplemented with respect to any of the terms contained herein by an appropriate written instrument executed by an authorized representative of each of the parties at any time prior to or following the Closing.
Section 12.02. Waiver of Compliance. To the fullest extent permitted by applicable law, each of Seller and Buyer may by an instrument in writing executed by their respective authorized representatives extend the time for or waive performance of any of the obligations of the other to it or waive compliance by the other with any of the covenants for its benefit, or waive any of the conditions to its obligations, contained herein. No such extension of time or waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
Section 12.03. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or when mailed by overnight courier, postage prepaid, or when given by facsimile transmission (promptly confirmed in writing), as follows:
If to Seller, to:
Zareba Systems, Inc.
13705 26th Ave. N, Suite 102
Minneapolis, MN 55441
Facsimile: 763-509-7450
Attention: Mr. Gerald W. Grabowski
With copy to:
Fredrikson & Byron, P. A.
Suite 4000, 200 South 6 St.
Minneapolis, MN 55402
Facsimile: 612-492-7077

Attention: John A. Grimstad, Esq.
or to such other person or address as Seller shall designate in writing, such writing to be delivered to the Buyer in the manner provided in this Section 12.03;
If to Buyer, to:
Holding GC, Inc.
c/o Natixis Pramex International Corp.
1251 Avenue of the Americas, 34th Floor
New York, New York 10020
Facsimile: (212) 583-4929
Attention: Mr. Georges-Antoine Lopez
With a copy to:
Abitbol & Cherry, LLP
545 Fifth Avenue, Suite 640
New York, New York 10017
Facsimile: (212) 682-7174
Attention: Pierre N. Abitbol, Esq.
or to such other person or address as Buyer shall designate in writing, such writing to be delivered to Seller in the manner provided in this Section 12.03.
Section 12.04. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party.
Section 12.05. Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws provisions.
Section 12.06. Parties in Interest. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.
Section 12.07. Counterparts. This Agreement may be executed simultaneously in two (2) counterparts and by the respective parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 12.08. Interpretation. The headings of sections and articles of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof. All references herein to Sections and Articles are to sections and articles of this Agreement, unless otherwise indicated. This Agreement has been jointly prepared by the parties hereto and the terms hereof shall not be construed in favor of or against any party on account of its participation in such preparation.
Section 12.09. Entire Agreement. This Agreement and all documents and instruments delivered pursuant hereto, including the Schedules, contain the entire understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties, covenants or undertakings other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.
[signature page is next]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first written above.

ZAREBA SYSTEMS, INC.		HOLDING GC, INC.

By:	/s/Gerald W. Grabowski	By:	/s/Georges-Antoine Lopez
	Gerald W. Grabowski,		Georges-Antoine Lopez,
	President and CEO		President

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